simpleproducts corp

Employment Contract

Brian B Christensen

Date: January 1, 2012

Simple Products Corp., a corporation registered in the state of Utah and having a principle place of business at 9314 South 370 West, Sandy, Utah 84070 and Brian B Christensen, having a principle place of residence at 2328 East Mercer Pt. Circle, Draper, UT 84020, mutually agree to the following employment title and compensation.

POSITION:
Mr. Brian B Christensen accepts the position of CEO and President of Simple Products Corp. and all the duties that accompany this position. Simple Products Corp, as is stated in the Corporate Articles and by-laws of the company, indemnifies and agrees to hold harmless Mr. Christensen while acting as an employee of the Company. It is agreed that any suits that may arise against Mr. Christensen for any reason relating to Simple Products Corp. will be paid for or reimbursed by the Company.

COMPENSATION:
It is agreed that Simple Products Corp will compensate Mr. Christensen in the amount of $5,000.00 per month payable monthly payable through Simple Products Corp. regular payroll. In addition, Mr. Christensen is authorized to take company Draws in the amount of $8,000 per month as desired.

Brian B Christensen

Scott Carlston